Exhibit 10.17(a)

Addendum to the Availability Agreement of 12 August 2002 and

the Transfer Agreement of 27 August 2003

The undersigned

Prologis Belgium II SPRL, with its registered office in Regus Pegasus Park, Pegasuslaan, 5, B-1831 Diegem, registered with the register of Commerce of Brussels under number 642.799 and with VAT registration number BE 472.435.431, hereby represented by Mr. Jacobus C.J. Nuijten, Director, hereafter referred to as "Prologis";

And

Skechers EDC SPRL, with its registered office in Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc lndustriel, B- 4041 Milmort, registered with the register of Commerce of Liege under number 211.660 and with VAT registration number BE 478.543.758, hereby represented by Mr. David Weinberg, Director, hereafter referred to as "Skechers EDC";

After having considered the following:

1. On 12 August 2002 ProLogis and Skechers International have signed an "Agreement for the availability of space for the storage of goods and offices for the management of this" (hereafter "the Availability Agreement") concerning the following real estate: Prologis Park Liege Distribution Center I with a total surface area of approximately 22.458m2 and approximately 100 car parking spaces on the land located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue du Parc Industriel, recorded in the land register as Herstal 6th department, section A, part of no. 621/B, Herstal 7th department, section A, part of no. 450/T and part of 450/Y, and Herstal 8th department, section A, part of no. 288/D (hereafter "DC 1").

2. On 11 October 2002 Skechers International has transferred all its rights and obligations under the Availability Agreement to Skechers EDC, as set forth in the Agreement to Transfer the Agreement for the availability of space for the storage of goods and offices for the management of this dated 27 August 2003 (hereafter the “Transfer Agreement”).

3. In Article 20.1 of the Availability Agreement, ProLogis has granted Skechers International an option right on the use of Distribution Center II (hereafter "DC II").

4. ProLogis granted to Skechers EDC until 31 December 2005 an option on DC II with certain charges. ProLogis now wishes to grant Skechers EDC as of January 1, 2006 an extension to the option on DC II free of charge. Skechers on its turn wishes to renounce to its right of termination after five (5) years of the Date of Commencement as set forth in Article 5 of the Availability Agreement.

Have agreed the following:

1Amendments Extension of Option Right on DC II

1.1Extension of Option Right on DC II

Article 20.1 of the Availability Agreement is replaced as follows :

"ProLogis grants Skechers as of January 1, 2006 until December 31, 2007 free of charge an extension to the option right on the use of Distribution Center II (hereinafter "DC II') (hereinafter the “Option”).

Skechers will have to notify via registered letter to ProLogis its intention to use DC II prior to that date, in the absence whereof ProLogis shall be free in this respect, except as set forth in Article 20. 2. DC II is more closely described in Appendix 6.

In case Skechers wants to use DC II, this will be on similar price levels as the Premises (price level July 1, 2002), as adjusted in accordance with Article 4. On the commencement date for DC II, this Agreement will be synchronized with the agreement for DC II via an addendum to this Agreement. The initial term will be five (5) years during which Skechers can not terminate for both the Premises and DC II, as of the date of commencement for DC II.

In case the construction cost index exceeds the consumer price index (hereinafter “CPI”), the price for DC II will be adjusted and consequently increased with the difference between the CPI and the construction cost index. The Price will be the basis price for DC II (price level July 1, 2002), increased by the annual indexation.

In the event Skechers will execute its Option, to use DC II, Skechers will be given a "Use free"-period for DC II of four (4) months for which no payments are due, except applicable service charges and VAT."

1.2Duration

The second paragraph of Article 5 of the Availability Agreement is replaced as follows :

"Skechers is only entitled to terminate the Agreement after ten (10), fifteen (15) and twenty (20) years after the Date of Commencement, being July 17, 2002, subject to a notice period of twelve (12) months, without prejudice to Article 20 and without any compensation nor VAT adjustment to be paid, except as set forth in article 2, 6th §, of this Agreement, to ProLogis."

2Various clauses

2.1	The other terms and conditions of the Availability Agreement and the Transfer Agreement remain fully applicable between parties.

No amendment or modification of this Addendum shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.

2.2

If one or more of the provisions of this Addendum is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Addendum, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

3Applicable law and competent courts

This Addendum shall be governed by and construed in accordance with Belgian law. In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Addendum, the courts of Liege will have sole and exclusive jurisdiction.

This Addendum was made out in quadruplicate in Brussels on January 19, 2006. Each party acknowledges to have received its original copy.

/s/ Jacobus C.J. Nuijten	/s/ David Weinberg
For ProLogis Belgium II SPRL	For Skechers EDC SPRL
Mr. Jacobus C.J. Nuijten	Mr. David Weinberg

Read and approved for guarantee,
/s/ David Weinberg
For Skechers USA Inc.
Mr. David Weinberg
Director and CFO Skechers USA Inc.

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